Exhibit 10.58
SUBLEASE
     This Sublease (“Sublease”), dated November 23rd, 2005 for reference purposes only, is entered into by and between Millennium Pharmaceuticals, Inc. a Delaware corporation (“Sublandlord”), and Cytokinetics, Incorporated, a Delaware corporation (“Subtenant”).
Recitals
     A. Sublandlord, as successor in interest to COR Therapeutics, Inc., leases certain premises (the “Master Premises”) consisting of approximately 136,242 rentable square feet in four buildings in South San Francisco, California more particularly described as (i) the one-story building commonly known as 256 East Grand Avenue, (ii) the two-story building commonly know as 260 East Grand Avenue, (iii) Suites 20, 26, 35, 45, 50 and 70 in the one-story building commonly known as 250 East Grand Avenue, and (iv) the westerly portion of the two-story building commonly known as 270 East Grand Avenue, all in the project known as Britannia Pointe Grand (and described in the Master Lease as the “Center”), pursuant to a certain Lease, dated as of July 1, 2001 between Britannia Pointe Grand Limited Partnership, as Landlord (the “Master Landlord”), and Sublandlord’s predecessor in interest, COR Therapeutics, Inc., as tenant, a copy of which is attached hereto as Exhibit A (the “Master Lease”). Capitalized terms herein not otherwise defined herein shall have the same meanings as provided in the Master Lease.
     Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord a portion of the Master Premises consisting of the entire building located at 256 E. Grand Avenue (the “Building”) containing approximately 31,392 rentable square feet of office and laboratory as shown on the layout attached at Exhibit B hereto (the “Sublease Premises”) upon the terms and conditions provided for herein.
     Now, Therefore, in consideration of the mutual covenants and conditions contained herein, Sublandlord and Subtenant covenant and agree as follows:
Agreement
     1. Sublease Premises; Service Yard; FF&E License And Deemed Transfer. On and subject to the terms and conditions below, Sublandlord hereby leases to Subtenant, and Subtenant hereby leases from Sublandlord, the Sublease Premises. If Master Landlord grants its consent thereto, Subtenant may, at its sole cost and expense, construct barriers, in a location to be agreed upon by both Master Landlord and Sublandlord, to create an exterior service yard (the “Service Yard”). Subtenant shall comply with all the terms of this Sublease and Master Lease relevant to the construction of such Service Yard. In addition to subleasing the Sublease Premises to Subtenant, Sublandlord also grants to Subtenant a license to use Sublandlord’s furniture, fixtures and equipment located within the Sublease Premises (“FF&E”), a list of which is attached hereto as Exhibit C. Subtenant shall accept the FF&E in their current condition AS IS and WITH ALL FAULTS without any representation or warranty by Sublandlord. The license to use the FF&E shall run concurrently with and be irrevocable until termination of this Sublease. Subtenant’s insurance as required under the Sublease shall cover the FF&E for its full replacement value, and Subtenant shall maintain the FF&E in good condition during the term hereof. Upon expiration of the Term of this Sublease, title to that portion of the FF&E listed in Section II of Exhibit C (the “Furniture”) that is not purchased by Landlord pursuant to Section 9.2(g) of the Master Lease shall be deemed transferred to Subtenant and Subtenant shall be solely responsible for removing it from the Sublease Premises.
     2. Term. The term of this Sublease (the “Term”) shall commence on the later of: (a) November 15, 2005, or (b) the date Sublandlord obtains the consent of Master Landlord (the “Commencement Date”), and shall expire, unless sooner terminated pursuant to any provision hereof, on June 30, 2011 (the “Expiration Date”).
     3. Possession. If for any reason Sublandlord cannot deliver possession of the Sublease Premises to Subtenant on the Commencement Date, Sublandlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Sublease or the obligations of Subtenant hereunder or extend the term hereof, provided that no rent shall be due hereunder until possession of the Sublease Premises has been delivered to Subtenant.
     4. Rent. Commencing on March 1, 2006 (the “Rent Commencement Date”) and continuing throughout the term of this Sublease, Subtenant shall pay monthly rent consisting of Base Rent and Additional Rent (as defined below) (collectively, “Rent”) to Sublandlord in the following amounts:
     4.1 Base Rent. Beginning on the Rent Commencement Date, Subtenant shall pay to Sublandlord monthly base rent (“Base Rent”) as follows:

Commencement Date – 2/28/06:	$0.00 NNN
3/1/06– 2/28/07:	$47,250.00 NNN per month
3/1/07 – 2/29/08:	$72,829.44 NNN per month
3/1/08 – 2/28/09:	$75,014.32 NNN per month
3/1/09 – 2/2810:	$77,264.75 NNN per month
3/1/10 – 2/2811:	$79,582.70 NNN per month
3/1/11 – 6/30/11:	$81,970.18 NNN per month
     4.2 N/A
     4.3 Additional Rent; Subtenant’s Proportionate Share. Subtenant’s Proportionate Share shall be calculated by dividing the square footage of the Sublease Premises by the square footage of the Master Premises, and as of the Commencement Date, Subtenant’s Proportionate Share shall be 23%. In addition to Base Rent, commencing on February 1, 2006 Subtenant shall also pay to Sublandlord its Proportionate Share of all Operating Expenses (as the term “Operating Expenses” is defined in the Master Lease) and all other costs payable by Sublandlord under the Master Lease (“Additional Rent”). Additional Rent shall be payable to Sublandlord as and when payments are due from Sublandlord pursuant to the Master Lease, but at least five (5) business days prior to the date Sublandlord must pay such amounts to Master Landlord. This Section 4.3 sets forth the full extent of Subtenant’s responsibility with respect to any Operating Expenses.

     4.4 Direct Costs. Subtenant shall further pay to Sublandlord as Additional Rent any costs and expenses applicable to the Sublease Premises which are paid directly by Sublandlord, including, but not limited to, utilities, personal property taxes and real property taxes.
     4.5 Exclusions. Notwithstanding the foregoing, in the event any amounts payable by Sublandlord to Master Landlord are (A) due to Subtenant’s breach of any provision of the Master Lease, (B) due to Subtenant’s negligence or willful misconduct, or (C) are for the sole benefit of Subtenant, then such amounts shall not be prorated between Sublandlord and Subtenant and shall be the sole responsibility of Subtenant.
     4.6 Payment of Rent. If the Rent Commencement Date does not fall on the first day of a calendar month, Base Rent for the first month for which Base Rent is due shall be prorated on a daily basis based upon a calendar month. Rent shall be payable to Sublandlord in lawful money of the United States, in advance, without prior notice, demand, or offset, on or before the first day of each calendar month during the term hereof. All Rent shall be paid to Sublandlord at the address specified for notices to Sublandlord in Section 14 below.
     4.7 Late Charge. If Subtenant fails to pay any rental or other amounts due to Sublandlord hereunder before the fifth (5th) day after such amounts are due, such unpaid amount shall bear interest for the benefit of Sublandlord at a rate equal to the lesser of fifteen percent (15%) per annum or the maximum permitted by law, from the date due until the date of payment. In addition to such interest, Subtenant shall pay to Sublandlord a late charge in an amount equal to six (6%) percent of the delinquent amount not paid to Sublandlord within five days of the date such amounts are due. Subtenant acknowledges that the late payments of rental or other amounts due from Subtenant to Sublandlord will cause Sublandlord to incur costs not contemplated by this Sublease, including, without limitation, late fees, interest, processing and accounting charges which may be imposed on Sublandlord by the terms of the Master Lease. Subtenant further acknowledges that is it extremely difficult and impractical to fix the exact amount of such costs and that the late charge set forth in this Section represents a fair and reasonable estimate thereof. Acceptance of any late charge by Sublandlord shall not constitute a waiver of Subtenant’s default with respect to overdue Rent or other amounts, nor shall such acceptance prevent Sublandlord from exercising any other rights and remedies available to it. Acceptance of Rent or other payments by Sublandlord shall not constitute a waiver of late charge or interest accrued with respect to such Rent or other payments or any prior installments thereof, nor of any other default by Subtenant, whether monetary or non-monetary in nature, remaining uncured at the time of such acceptance of Rent or other payments. The foregoing late charge and interest shall be in lieu of and not in addition to any late charge and interest payable pursuant to the terms of the Master Lease.
     4.8 Payment of First Month’s Rent Upon Execution. Upon execution of this Sublease, Subtenant shall deliver to Sublandlord the sum of Forty Seven Thousand Two Hundred Fifty Dollars ($47,250.00), representing the Base Rent for the first month following the Rent Commencement Date. In the event that Sublandlord has not secured the consent of Master Landlord to this Sublease within thirty (30) days following mutual execution hereof, then Subtenant shall have the right to terminate this Sublease by delivery of written notice thereof to Sublandlord, in which event Sublandlord shall restore all such sums to Subtenant within ten (10) days following delivery of such notice of termination.

     5. Security Deposit. Upon execution of this Sublease, Subtenant shall deposit with Sublandlord the sum of Ninety Five Thousand Dollars ($95,000,00) as a security deposit (“Security Deposit”), in cash or, at Subtenant’s option, in the form of a letter of credit as more specifically described in Section 5.1 below. Subtenant hereby grants to Sublandlord a security interest in the Security Deposit, including but not limited to replenishments thereof. If Subtenant fails to pay Rent or other charges when due under this Sublease, or fails to perform any of its other obligations hereunder, Sublandlord may use or apply all or any portion of the Security Deposit for the payment of any Rent or other amount then due hereunder and unpaid, for the payment of any other sum for which Sublandlord may become obligated by reason of Subtenant’s default or breach, or for any loss or damage sustained by Sublandlord as a result of Subtenant’s default or breach. If Sublandlord so uses any portion of the Security Deposit, Subtenant shall restore the Security Deposit to the full amount originally deposited within ten (10) days after Sublandlord’s written demand. Sublandlord shall not be required to keep the Security Deposit separate from its general accounts, and shall have no obligation or liability for payment of interest on the Security Deposit. The Security Deposit, or so much thereof as had not theretofore been applied by Sublandlord, shall be returned to Subtenant within thirty (30) days of the expiration or earlier termination of this Sublease, provided Subtenant has vacated the Sublease Premises.
     5.1 Letter of Credit. At Subtenant’s option, upon execution of this Sublease, it may post the Security Deposit in the form of an unconditional, clean, irrevocable, standby letter of credit (the "Letter of Credit”), payable on sight with the bearer’s draft in the initial amount of Ninety Five Thousand Dollars ($95,000,00) (the “Initial Amount”) issued by and drawn on an institution acceptable to Sublandlord (the “Issuing Bank”). The Letter of Credit shall permit partial drawings and shall state that it shall be payable against sight drafts presented by Sublandlord, accompanied by Sublandlord’s sworn statement that a default by Subtenant under this Sublease exists and is continuing beyond the applicable cure period under this Sublease (including, without limitation, the Subtenant becoming insolvent as set forth in Section 16.1(h) of the Master Lease), and that said drawing is in accordance with the terms and conditions of this Sublease. No other document or certification from Sublandlord shall be required to negotiate the Letter of Credit. Sublandlord may designate any bank as Sublandlord’s advising bank for collection purposes and any sight drafts for the collection of the Letter of Credit may be presented by the advising bank on Sublandlord’s behalf.
The Letter of Credit shall be for an initial term of at least one (1) year and shall be acceptable to Sublandlord, in its reasonable discretion, in both form and substance. The Letter of Credit shall be automatically renewed, without amendment (except as hereinafter provided), for continuing consecutive one (1) year (or longer) periods unless, at least thirty (30) days prior to any such date of expiration, the issuer gives written notice to Sublandlord that the Letter of Credit will not be renewed, in which case Sublandlord shall be entitled to draw the full amount of the Letter of Credit. The Letter of Credit shall not expire until at least the date which is thirty (30) days after the scheduled expiration date or earlier termination of this Sublease.
Upon a default by Subtenant beyond the applicable cure period under this Sublease, Sublandlord shall be entitled to draw against the Letter of Credit in the amount of the delinquent Rent or delinquent amount, expense, loss or damage that Sublandlord may suffer because of Subtenant’s default. Upon Subtenant’s insolvency (as defined in Section 16.1(h) of the Master Lease),

Sublandlord shall be entitled to draw against the entire amount of the Letter of Credit and any excess amounts shall be held by Sublandlord as collateral for Sublease obligations. Sublandlord shall not be required to exhaust its remedies against Subtenant before having recourse to the Letter of Credit or to any other form of collateral held by Sublandlord or to any other remedy available to Sublandlord at law or in equity.
The beneficiary designation in the Letter of Credit shall include Sublandlord and Sublandlord’s “successors and/or assigns as their interests may appear” and the Letter of Credit shall be assignable and shall include the Issuing Bank’s acknowledgment and agreement that the Letter of Credit is assignable.
     6. Assignment And Subletting. Subtenant may not assign, sublet, transfer, pledge, hypothecate or otherwise encumber the Sublease Premises, in whole or in part, or permit the use or occupancy of the Sublease Premises by anyone other than Subtenant, unless Subtenant has obtained Sublandlord’s consent thereto (which shall not be unreasonably withheld) and the consent of Master Landlord under the terms of the Master Lease. Regardless of Sublandlord’s consent, no subletting or assignment shall release Subtenant of its obligations hereunder. Any rent or other consideration payable to Subtenant pursuant to any sublease or assignment permitted by this paragraph which is in excess of the Rent payable to Sublandlord pursuant hereto (“Sublease Bonus Rent”) shall be paid divided equally between Sublandlord and Master Landlord, after payment to Master Landlord of any amount required to be paid under the Master Lease and payment of the expenses of subletting, including but not limited to real estate commissions, attorneys fees, and costs incurred in connection with tenant improvements required to effectuate the sublease. Notwithstanding anything to the contrary contained in this Sublease, so long as the net worth of the Subtenant following the transfer is no less than that of the Subtenant immediately prior to the transaction or on the date of this Sublease, whichever is greater, Subtenant may assign this Sublease or sublet the Sublease Premises without Sublandlord’s consent (but with the consent of the Master Landlord), to any entity which controls, is controlled by, or is under common control with Subtenant; to any entity which results from a merger of, reorganization of, or consolidation with Subtenant; or to any entity which acquires substantially all of the stock or assets of Subtenant, as a going concern, with respect to the business that is being conducted in the Premises (hereinafter each a “Permitted Transfer”).
     7. Condition Of Sublease Premises. Subtenant agrees that (i) Sublandlord has made no representations or warranties of any kind or nature whatsoever respecting the Sublease Premises, their condition or suitability for Subtenant’s use; and (ii) Subtenant agrees to accept the Sublease Premises “as is, where is,” with all faults, without any obligation on the part of Sublandlord to modify, improve or otherwise prepare the Sublease Premises for Subtenant’s occupancy.
     8. Use. Subtenant may use the Sublease Premises only for the purposes as allowed in the Master Lease, and for no other purpose. Subtenant shall promptly comply with all applicable statutes, ordinances, rules, regulations, orders, restrictions of record, and requirements in effect during the term of this Sublease governing, affecting and regulating the Sublease Premises, including but not limited to the use thereof. Subtenant shall not use or permit the use of the Sublease Premises in a manner that will create waste or a nuisance, interfere with or disturb other tenants in the Center or violate the provisions of the Master Lease. Subtenant acknowledges and agrees that the operation and use of the Sublease Premises may require that Subtenant apply for and receive licenses and/or permits from various federal, state and local governments, and Subtenant covenants and agrees to apply for and receive such licenses and/or permits as are required. Subtenant shall provide to Sublandlord copies of any such licenses and/or permits to the extent applicable to the Sublease Premises. Subtenant acknowledges, agrees and covenants that its occupancy, operation and use of such Sublease Premises and/or its use and handling of animals shall be in accordance with: (a) all applicable state and federal regulations; (b) all licenses and permits that either Subtenant or Sublandlord has received or receives in the future respecting such Sublease Premises; and (c) all policies and procedures Sublandlord has reasonably promulgated respecting such Sublease Premises. In the event of any disagreement concerning the interpretation of such licenses, permits, policies and/or procedures, the determination of the employee of Sublandlord charged with ensuring compliance with such licenses, permits, policies and/or procedures shall be controlling.
     9. Parking; Signage. Subtenant shall have Subtenant’s Proportionate Share of such parking rights as Sublandlord may have in connection with the Sublease Premises pursuant to the Master Lease. Subtenant shall have signage rights pursuant to Section 9.5 of the Master Lease, which is incorporated by reference by Section 11 below.
     10. Subtenant’s Property. The term “Subtenant’s Property” shall mean all of the following items, to the extent brought onto the Sublease Premises on or after the Commencement Date by Subtenant: (i) movable personal property, office furniture and/or modular office furniture systems, movable equipment and trade fixtures; (ii) lab benches, built-in fume hoods, plumbing fixtures and other laboratory casework, but excluding air lines, plumbing, electrical wiring and other similar systems associated with any of such laboratory casework and/or built-in fume hoods; (iii) compressors, excluding air lines, plumbing, electrical wiring and other similar systems associated with any of such compressors; (iv) vacuum pumps, excluding plumbing, electrical wiring, and other similar systems associated with any of such vacuum pumps; (v) water purification systems and/or deionized water systems, excluding plumbing, electrical wiring and other similar systems associated with any of such water purification or deionized water systems; (vi) auxiliary generators and transfer switches; (vii) telephone systems and desk sets, excluding wiring and jacks; (viii)( computer network systems, excluding wiring and jacks; (ix) security systems, excluding wiring and jacks; (x) cage and rack washers; (xi) glassware washers; (xiii) autoclaves; (xiii) animal water systems, excluding plumbing, electrical wiring and other similar systems associated with such animal water system; (xiv) freestanding coldrooms; and (xv) movable fume hoods. Under no circumstances shall anything in this Sublease be construed to mean that any items which either belong to the Master Landlord pursuant to the terms of the Master Lease or are subject to the Master Landlord’s right to purchase pursuant to Section 9.2(b) of the Master Lease be deemed to be included in the definition of “Subtenant’s Property” unless and until Master Landlord either waives its purchase option pursuant to Section 9.2(g) of the Master Lease or directs the Subtenant to remove such items. Subtenant shall have the right to remove at the termination or expiration of this Sublease any or all of Subtenant’s Property, provided that Subtenant promptly repairs any damage caused by its removal. Further, subject to the express written consent of the Master Landlord (which consent shall be adequately reflected by Master Landlord’s consent to this Sublease), Subtenant shall also have the right to use Subtenant’s Property as security for third-party financing during the term of this Sublease, and Sublandlord agrees to cooperate in all reasonable respects with any such third-party financing sought by Subtenant against the security of Subtenant’s Property, including recognition by Sublandlord of the lender’s rights, subject to reasonable conditions, to foreclose upon and remove Subtenant’s Property upon a default by Subtenant under such financing.
     11. Incorporation Of Master Lease.
     11.1 Incorporated Provisions. As between Sublandlord and Subtenant, except as provided in Sections 11.2 and 11.3 below, all of the terms and provisions of the Master Lease are incorporated into and made a part of this Sublease, and the rights and obligations of the parties under the Master Lease are hereby imposed upon the parties hereto with respect to the Sublease Premises, the Sublandlord being substituted for the term “Landlord” in the Master Lease, the Subtenant being substituted for the term “Tenant” in the Master Lease, provided, however, that the term “Landlord” in the following sections of the Master Lease shall mean (i) Master Landlord, not Sublandlord: Section 1.2, 9.2 (first full paragraph), 9.2(a), 10, 12.1(d), 17.1, 17.4 and 17.5 and (ii) both Master Landlord and Sublandlord: Section 9.3. It is further understood that where reference is made in the Master Lease to the “Premises,” the same shall mean the Sublease Premises as defined herein; where reference is made to the “Commencement Date,” the same shall mean the Commencement Date as defined herein; and where reference is made to the “Lease,” the same shall mean this Sublease. The parties specifically agree that any provisions relating to any construction obligations of “Landlord” under the Master Lease with respect to construction that occurred or was to have occurred prior to the Commencement Date hereof, are hereby deleted. Anything in the Master Lease to the contrary notwithstanding, the liability of Sublandlord for its obligations under this Sublease is limited solely to Sublandlord’s interest in the Master Lease, and no personal liability shall at any time be asserted or enforceable against any other assets of Sublandlord or against Sublandlord’s stockholders, directors, officers or partners on account of any of Sublandlord’s obligations or actions under this Sublease.
     11.2 Excluded Provisions. As between Sublandlord and Subtenant, the following Paragraphs of the Master Lease are not incorporated herein: Sections 1.1(a), 1.3, 2.1, 2.3, 2.6, Article 3, 9.2(b), 9.2(c), 9.2(d), 9.2(e), 9.2(f), 9.2 (g), 13, 15.1, 15.2, 18.1, 19.11, 19.15 and 19.16, and Exhibit C.
     11.3 Compliance With Master Lease. Subtenant hereby assumes and agrees to perform for Sublandlord’s benefit, during the term of this Sublease, all of Sublandlord’s obligations with respect to the Sublease Premises under the Master Lease, except as otherwise provided herein. However, the obligation to pay Rent and Additional Rent to Master Landlord under the Master Lease shall be considered performed by Subtenant to the extent and in the amount Rent and Additional Rent are paid to Sublandlord in accordance with Section 4 of this Sublease. Subtenant shall not commit or permit to be committed any act or omission which violates any term or condition of the Master Lease. Notwithstanding anything to the contrary contained herein, this Sublease shall be subject and subordinate to all of the terms of the Master Lease and Master Landlord shall have all rights in respect of the Master Lease and the Master Premises as set forth therein.
     11.4 Status of Master Lease. As of the date hereof, Sublandlord represents and warrants to Subtenant that, to the best of Sublandlord’s knowledge, the Master Lease is in full force and effect and Sublandlord has neither given nor received a currently effective notice of default under the Master Lease.
     11.5 Termination. If the Master Lease terminates pursuant to any unilateral right granted to the Master Landlord or as a result of Sublandlord exercising any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master Premises or the Building or Center of which the Master Premises are a part, this Sublease will terminate and the parties will be relieved of any further liability or obligation under this Sublease. However, if the Master Lease terminates as a result of a default or breach by Sublandlord or Subtenant under this Sublease or the Master Lease, the defaulting party will be liable to the nondefaulting party for the damage suffered as a result of the termination.
     11.6 Sublandlord’s Failure to Cure. Except in circumstances where a termination of the Master Lease is permitted under Section 11.5 above, Sublandlord shall take all actions necessary to maintain the Master Lease in good standing and effect, and shall promptly cure any default thereunder. If Sublandlord fails to cure any default by Sublandlord in the performance of its obligations, covenants and agreements under this Sublease Agreement, including without limitation Sublandlord’s obligation to perform its obligations under the Master Lease, either within five (5) days in the case of a Rent payment default under the Master Lease, or within thirty (30) days after written notice of such default from Subtenant or Master Landlord in the case of other defaults (unless in the case of a default the cure for which reasonably takes more than 30 days, Sublandlord commences the cure within such 30 day period and diligently prosecutes such cure to completion), Subtenant shall have the right, but not the obligation, to cure any such default and to thereafter be reimbursed by Sublandlord for the reasonable costs incurred in effecting such cure and by reason of such default by Sublandlord.
     12. Insurance. Subtenant shall be responsible for compliance with the insurance provisions of the Master Lease as they relate to the Sublease Premises. Such insurance shall insure the performance by Subtenant of its indemnification obligations hereunder and shall name Master Landlord and Sublandlord as additional insureds. All insurance required under this Sublease shall contain an endorsement requiring thirty (30) days written notice from the insurance company to Subtenant and Sublandlord before cancellation or change in the coverage, insureds or amount of any policy. Subtenant shall provide Sublandlord with certificates of insurance evidencing such coverage prior to the commencement of this Sublease.
     13. Default. In addition to defaults described in the Master Lease (which provisions are incorporated by reference in Section 11 above), failure of Subtenant to make any payment of Rent when due hereunder shall constitute an event of default hereunder. If Subtenant’s default causes Sublandlord to default under the Master Lease, Subtenant shall defend, indemnify and hold Sublandlord harmless from all damages, costs (including reasonable attorneys’ fees), liability, expenses or claims to the extent relating to such default.
     14. Notices. As between Sublandlord and Subtenant, the addresses specified in the Master Lease for receipt of notices to Sublandlord is deleted and for the purposes of this Sublease, notices to the parties shall be delivered at the following addresses and in accordance with the provisions of Section 19.1 of the Master Lease:

To Sublandlord at:	Millennium Pharmaceuticals, Inc. 40 Landsdowne Cambridge, Massachusetts 02139 Attn: Kenneth Doyle

To Subtenant at:	Cytokinetics, Inc. 280 East Grand Avenue South San Francisco, CA 94080 Attn: Sharon Surrey-Barbari

After Commencement Date:	Same as above
     15. Sublandlord’s Obligations. To the extent that the provision of any services or the performance of any maintenance or any other act respecting the Sublease Premises, the Master Premises or Building is the responsibility of Master Landlord (collectively “Master Landlord Obligations”), upon Subtenant’s request, Sublandlord shall make reasonable efforts to cause Master Landlord to perform such Master Landlord Obligations, provided, however, that in no event shall Sublandlord be liable to Subtenant for any liability, loss or damage whatsoever in the event that Master Landlord should fail to perform the same, nor shall Subtenant be entitled to withhold the payment of Rent or terminate this Sublease. As between Sublandlord and Subtenant, it is expressly understood that the services and repairs which are incorporated herein by reference, will in fact be furnished by Master Landlord and not by Sublandlord. In addition, Sublandlord shall not be liable for any maintenance, restoration (following casualty or destruction) or repairs in or to the Building or the Sublease Premises, other than its obligation hereunder to use reasonable efforts to cause Master Landlord to perform its obligations under the Master Lease. Except as otherwise provided herein, Sublandlord shall have no other obligations to Subtenant with respect to the Sublease Premises or the performance of the Master Landlord Obligations.
     16. Early Termination Of Master Lease. Sublandlord shall not amend or otherwise modify the Master Lease in a manner that would adversely affect the Sublease Premises, Subtenant’s use or occupancy thereof (or its use of the Common Areas), or Sublandlord’s or Subtenant’s rights or obligations under this Sublease Agreement, except that to the extent that the Master Lease grants Sublandlord any discretionary right to terminate the Master Lease due to casualty or condemnation, Sublandlord may exercise such rights during the Term of this Sublease in its sole discretion. Notwithstanding the foregoing, Sublandlord may terminate the Master Lease for reasons other than casualty or condemnation provided that Sublandlord delivers to Subtenant a nondisturbance agreement in form reasonably acceptable to Subtenant and executed by Master Landlord or an assignment of Sublandlord’s interest as Sublandlord under this Sublease pursuant to which Master Landlord assumes all obligations of Sublandlord hereunder. If the Master Lease should terminate prior to the expiration of this Sublease for any reason, Sublandlord shall have no liability to Subtenant on account of such termination, except as expressly set forth in Section 11.5 above.

     17. Consent Of Master Landlord And Sublandlord. If Subtenant desires to take any action which requires the consent or approval of Sublandlord pursuant to the terms of this Sublease, prior to taking such action, including, without limitation, making any alterations, then, notwithstanding anything to the contrary herein, (a) Sublandlord shall have the same rights of approval or disapproval as Master Landlord has under the Master Lease, and (b) Subtenant shall not take any such action until it obtains the consent of Sublandlord and Master Landlord, as may be required under this Sublease or the Master Lease. This Sublease shall not be effective unless and until any required written consent of the Master Landlord shall have been obtained.
     18. Indemnity. Subtenant shall indemnify, defend, protect, and hold Sublandlord and Master Landlord harmless from and against all actions, claims, demands, costs, liabilities, losses, reasonable attorneys’ fees, damages, penalties, and expenses (collectively “Claims”) which may be brought or made against Sublandlord or Master Landlord or which Sublandlord or Master Landlord may pay or incur to the extent caused by (i) a breach of this Sublease by Subtenant, (ii) any violation of law by Subtenant or its employees, agents, contractors or invitees (collectively, “Agents”) relating to the use or occupancy of the Sublease Premises, (iii) any act or omission by Subtenant or its Agents resulting in contamination of any part or all of the Master Premises by Hazardous Materials, or (iv) the negligence or willful misconduct of Subtenant or its Agents.
     19. Brokers . Each party hereto represents and warrants that it has dealt with no broker in connection with this Sublease and the transactions contemplated herein, except BT Commercial, representing Subtenant, and CB Richard Ellis, representing Sublandlord (the “Brokers”). Pursuant to a separate agreement, Sublandlord shall pay the brokerage commission due to the Brokers in connection with this Sublease. Each party shall indemnify, protect, defend and hold the other party harmless from all costs and expenses (including reasonable attorneys’ fees) arising from or relating to a breach of the foregoing covenant, representation and warranty.
     20. Surrender Of Sublease Premises. As between Sublandlord and Subtenant, in lieu of any obligation or liability set forth in the Master Lease, upon the termination of the Sublease, Subtenant shall surrender the Sublease Premises to Sublandlord broom-clean and in as good a condition as on the Commencement Date, ordinary wear and tear excepted. In addition, Subtenant shall remove any alterations, additions and improvements constructed by Subtenant which Master Landlord has indicated, pursuant to Section 9.1 of the Master Lease, are required to be removed, prior to the termination of the Sublease and restore the Sublease Premises to its prior condition, ordinary wear and tear excepted, repairing all damage caused by or related to any such removal, all at Subtenant’s expense. Subtenant shall have no obligation to remove any alterations, additions and improvements constructed prior to the date of this Sublease.
     21. No Third Party Rights. The benefit of the provisions of this Sublease is expressly limited to Sublandlord and Subtenant and their respective permitted successors and assigns. Under no circumstances will any third party be construed to have any rights as a third party beneficiary with respect to any of said provisions.
     22. Counterparts. This Sublease may be signed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

     23. Damage And Destruction.
          23.1 Termination of Master Lease. If the Sublease Premises is damaged or destroyed and Master Landlord or Sublandlord exercises any option either may have to terminate the Master Lease, if any, this Sublease shall terminate as of the date of the casualty. If as a result of damage or destruction of the Sublease Premises, the time estimated to restore the Sublease Premises exceeds one year, Subtenant and Sublandlord shall each have the right to terminate this Sublease on written notice to the other given within thirty (30) days after determination of the amount of time to restore the Sublease Premises, which termination shall be effective as of the date of the casualty.
          23.2 Continuation of Sublease. If the Master Lease or this Sublease is not terminated following any damage or destruction as provided in Section 23.1 above, this Sublease shall remain in full force and effect, and Rent shall be abated in proportion to the extent to which such damage or destruction impairs Subtenant’s use of or access to the Sublease Premises.
     24. Eminent Domain. If all or any part of the Sublease Premises is condemned by eminent domain, inversely condemned or sold in lieu of condemnation, for any public or a quasi-public use or purpose, this Sublease may be terminated as of the date of title vesting in such proceeding by either party, and Base Monthly Rent shall be adjusted to the date of termination.
     In Witness Whereof, the parties have executed this Sublease as of the date first written above.

Sublandlord:
Millennium Pharmaceuticals, Inc. a Delaware corporation
By: /s/ Marsha H. Fanucci

Name: Marsha H. Fanucci

Title: Chief Financial Officer

And By: /s/ Mark Hernon

Name: Mark Hernon

Title: VP-IT and Operations

Subtenant:
Cytokinetics, Incorporated, a Delaware corporation
By: /s/ James H. Sabry

Name: James H. Sabry, M.D., Ph.D.
Title: President and Chief Executive Officer
And By: /s/ Sharon Surrey-Barbari

Name: Sharon Surrey-Barbari
Title: Senior Vice President, Finance and
Chief Financial Officer

CONSENT OF MASTER LANDLORD
     BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership (“Master Landlord”), as landlord under the Lease dated as of July 1, 2001 (the “Master Lease”) with COR THERAPEUTICS, INC., a Delaware corporation (“Tenant”) as tenant, covering premises which include the building commonly known as 256 East Grand Avenue, South San Francisco, California (the “Building”), consents to the proposed Sublease dated November 23rd, 2005 (the “Sublease”) between MILLENNIUM PHARMACEUTICALS, INC., a Delaware corporation and the successor in interest to Tenant under the Master Lease (“Sublandlord”) as sublandlord and CYTOKINETICS, INCORPORATED, a Delaware corporation (“Subtenant”) as subtenant, covering the entire Building as more particularly set forth in the Sublease (the “Sublease Premises”), and to all of the terms and conditions contained therein (except as otherwise expressly noted herein), subject to the following:
     1. Nothing contained in the Sublease (including, but not limited to, the incorporation into the Sublease, pursuant to Section 11.1 of the Sublease, of certain provisions of the Master Lease and the substitution of the words “Master Landlord” or “Master Landlord and Sublandlord” for the term “Landlord” with respect to some of those incorporated provisions) shall be construed to amend the Master Lease, nor to limit or impair in any way Master Landlord’s rights and remedies thereunder, nor to impose any obligations or liabilities on Master Landlord, nor to create any direct contractual or other relationship between Master Landlord and Subtenant, any direct obligation or liability of Master Landlord to Subtenant or any direct right or remedy of Subtenant against Master Landlord, in each instance except to the extent (if any) expressly set forth in this Consent. Without limiting the generality of the foregoing, (a) this consent shall not constitute an approval or acceptance of any term or provision of the Sublease that conflicts with or is inconsistent with any provision of the Master Lease, except to the extent (if any) expressly set forth in this Consent; and (b) Master Landlord expressly consents to Subtenant’s right to use Subtenant’s Property (as defined in the Sublease) as security for third-party financing during the term of the Sublease, as set forth in the final sentence of Section 10 of the Sublease.
     2. To the extent Master Landlord’s consent or approval is required under the Master Lease or otherwise, Master Landlord is not hereby consenting to or approving, or waiving its right of consent or approval with respect to, (i) any alternations or repairs to be undertaken by either Tenant or Subtenant in the Building pursuant to or in connection with the Sublease (any required approval of any such alterations or repairs, including (but not limited to) the construction of a Service Yard as contemplated in the second sentence of Section 1 of the Sublease, will be considered only upon receipt of a formal request accompanied by appropriate drawings, a detailed work specification and such other information as Master Landlord may reasonably request under the terms of the Master Lease); (ii) any further subleasing by Subtenant of space in the Building, or any other further subleasing by Tenant of any portion of the premises covered by the Master lease; (iii) any use of hazardous, radioactive or toxic materials in the Building, except in compliance with all applicable provisions of the Master Lease and with Master Landlord’s express written consent (in response to a specific request) to the extent required under the Master Lease; or (iv) any signage on or about the Building that may be requested by or on behalf of Subtenant (in which regard, Master Landlord expressly does not consent to or approve the second sentence of Section 9 of the Sublease, and hereby advises

Sublandlord and Subtenant that any required approval of any signage requested by or on behalf of Subtenant, including but not limited to any replacement of existing signage, will be considered only upon receipt of a formal request accompanied by appropriate drawings and specifications and such other information as Master Landlord may reasonably request under the terms of the Master Lease).
     3. Without limiting the generality of the foregoing, (a) the third sentence of Section 15 of the Sublease shall not be construed as creating any direct obligation or liability of Master Landlord to Subtenant or any direct right or remedy of Subtenant against Master Landlord; and (b) the second sentence of Section 16 of the Sublease shall not be construed as imposing any obligation on Master Landlord to execute and deliver any nondisturbance agreement or any assumption of Sublandlord’s obligations as described in such sentence, and Master Landlord may exercise its sole and absolute discretion in responding to any request by the parties for any such execution and delivery.
     4. All use of parking space by Subtenant pursuant to the Sublease shall be on a nonexclusive basis and shall be subject to all parking-related provisions in the Master Lease, and Master Landlord is not hereby consenting to any designation or reservation of specific parking spaces on the subject property for use by Subtenant.
     5. Master Landlord acknowledges and agrees that the waiver of subrogation contained in Section 12.4 of the Master Lease shall apply as between Master Landlord and Subtenant, and Subtenant by its signature below likewise agrees that the waiver of subrogation contained in Section 12.4 of the Master Lease shall apply as between Master Landlord and Subtenant. In addition, Subtenant by its signature below agrees that the terms of the last sentence of Section 10.2(c) of the Master Lease shall apply as between Master Landlord and Subtenant, as well as between Sublandlord and Subtenant.
     6. Master Landlord shall not incur or be subject to any liability for any brokerage commissions in connection with the Sublease.
     7. This Consent is conditional upon, and shall become effective only upon, Master Landlord’s receipt of (a) copy of this Consent signed by Subtenant and Tenant, and (b) a copy of the complete executed Sublease, including all exhibits referenced therein, in the form approved by Master Landlord.
[rest of page intentionally left blank]

     IN WITNESS WHEREOF, Master Landlord has executed this Consent as of the date set forth below (subject to the conditions set forth in such Consent), and Subtenant and Tenant have executed this Consent to evidence their acceptance of and agreement to the conditions set forth in this Consent.
Master Landlord:
BRITANNIA POINTE GRAND LIMITED
PARTNERSHIP, a Delaware limited
partnership

By:	Slough Pointe Grand Incorporated, a
Delaware corporation, General Partner

By:	/s/ Jonathan M. Bergschneider

Jonathan M. Bergschneider Vice President
Date: November 28, 2005

Subtenant:
CYTOKINETICS, INCORPORATED, a
Delaware corporation

By: /s/ Sharon Surry Barbari
Its:  Senior Vice President,
       Finance and Chief Financial Officer
Date: November 23, 2005
Tenant:
MILLENIUM PHARMAEUTICALS,Tenant
INC., a Delaware corporation and successor-
in-interest to COR THERAPEUTICS, INC., a
Delaware corporation, under the Master Lease

By: /s/ Marsha H. Fanucci
Its:  CFO

Date: November 29, 2005

EXHIBIT A
Master Lease

EXHIBIT B
Sublease Premises

EXHIBIT C
FF&E INVENTORY
Section I – List of FF&E
•	45 Offices with file cabinets drawers and work surfaces.

•	46 Cubicle’s with drawer’s shelves and work surfaces.

•	Approximately 45 break room and conference tables.

•	Approximately 100 miscellaneous bookcases, files, and storage cabinets.

•	Approximately 330 desk chairs, side chairs, conference room chairs, and lab stools.

•	Miscellaneous white boards.

•	2 Autoclaves

•	1 Glassware Washer

•	1 Glassware Dryer

•	1 House De-ionized Water Purification System

•	2 Modulab Water Polishing Systems

•	8 Class 2 Bio-safety Cabinets

•	1 300KW Auxiliary Generator & Automatic Transfer Switch

•	1 45KVA UPS.

•	1 25KVA UPS

•	1 CDA Air Compressor

•	1 Liquid Ring House Vacuum Pump

•	Assorted Lab Benches & Built-In Fume Hoods
Section II – List of FF&E
Upon expiration of the Term of this Sublease, title to that portion of the FF&E owned by Sublandlord on the date of this Sublease (the “Furniture”) that is not purchased by Landlord pursuant to Section 9.2(g) of the Master Lease shall be deemed transferred to Subtenant and Subtenant shall be solely responsible for removing it from the Sublease Premises.\

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